Exhibit 5.1

6425 Hall of Fame Lane Frisco, TX 75034 Phone: 773-504-4539
Anthony Shoemaker Chief Legal Officer & General Counsel

August 19, 2022

Keurig Dr Pepper Inc. 53 South Avenue Burlington, Massachusetts 01803

Re: Keurig Dr Pepper Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

I am Chief Legal Officer and General Counsel of Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-3 with which this opinion is filed (the “Registration Statement”) filed by the Company and the Guarantors listed on Schedule I hereto (collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Act, of (i) shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), (ii) shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), which may be issued in one or more series, (iii) debt securities of the Company (“Debt Securities”), which may be issued in one or more series under (a) a senior indenture to be entered into between the Company and U.S. Bank Trust Company, National Association, as trustee, and (b) a subordinated indenture to be entered into between the Company and a trustee to be named therein, forms of which are incorporated by reference as exhibits to the Registration Statement, (iv) warrants to purchase shares of Common Stock, shares of Preferred Stock or Debt Securities (“Warrants”), which may be issued pursuant to one or more warrant agreements proposed to be entered into by the Company and one or more warrant agents to be named therein, and (v) such indeterminate number of shares of Common Stock or Preferred Stock and indeterminate amount of Debt Securities as may be issued upon conversion, exchange or exercise, as applicable, of any Preferred Stock, Debt Securities or Warrants, including such shares of Common Stock or Preferred Stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering. The Registration Statement also relates to the issuance and sale from time to time by the Guarantors of guarantees of the Debt Securities (“Guarantees”).

As used herein, (i) “Covered Guarantor” means the Guarantor listed on Schedule II hereto and (ii) “Transaction Documents” means the form of indentures and the supplemental indentures and officer’s certificates establishing the terms of the Debt Securities pursuant thereto and the Guarantees and any applicable underwriting or purchase agreement.

In connection with the furnishing of this opinion, I, or attorneys under my supervision upon whom I am relying, have examined (a) a copy of the Registration Statement and (b) copies of the form of senior indenture and form of subordinated indenture.

I, or attorneys under my supervision upon whom I am relying, also have examined such corporate records of the Company and its subsidiaries (including the Covered Guarantor), such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company, its subsidiaries (including the Covered Guarantor) and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the form of indentures will be the valid and legally binding obligation of the applicable trustee.

Based on the foregoing, I am of the opinion that:

(i)

The Covered Guarantor (a) was duly formed and was validly existing and in good standing, (b) had requisite legal status and legal capacity under the laws of the jurisdiction of its formation and (c) has complied and will comply with all aspects of the laws of the jurisdiction of its formation in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Covered Guarantor is a party.

(ii)

The Covered Guarantor has the limited liability company power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which such Covered Guarantor is a party.

I am a member of the Bar of the State of Texas. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement to be filed on or about the date hereof. In addition, I consent to the reference to me under the caption “Legal Matters” in the Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Anthony Shoemaker
Anthony Shoemaker
Chief Legal Officer and General Counsel

Schedule I

234DP Aviation, LLC, a Delaware limited liability company

A & W Concentrate Company, a Delaware corporation

Bai Brands LLC, a New Jersey limited liability company

Beverages Delaware Inc., a Delaware corporation

DP Beverages Inc., a Delaware corporation

DPS Americas Beverages, LLC, a Delaware limited liability company

DPS Beverages, Inc., a Delaware corporation

DPS Holdings Inc., a Delaware corporation

Dr Pepper/Seven-Up Beverage Sales Company, a Texas corporation

Dr Pepper/Seven Up Manufacturing Company, a Delaware corporation

Dr Pepper/Seven Up, Inc., a Delaware corporation

Mott’s Delaware LLC, a Delaware limited liability company

Mott’s LLP, a Delaware limited liability partnership

Nantucket Allserve LLC, a Delaware limited liability company

Snapple Beverage Corp., a Delaware corporation

Splash Transport, Inc., a Delaware corporation

The American Bottling Company, a Delaware corporation

Schedule II

Covered Guarantors

Bai Brands LLC, a New Jersey limited liability company